Exhibit 3.1

ARTICLES OF AMENDMENT OF

AMENDED AND RESTATED DECLARATION OF TRUST

OF

ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article FIRST of the Amended and Restated Declaration of Trust of the Trust, as amended (the “Declaration of Trust”), is hereby amended in its entirety to read as follows:

FIRST: The name of the real estate investment trust (the “Trust”) is EPR Properties. Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable or advisable, the Trust may use any other designation or name for the Trust.

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by the Board of Trustees as required by law and by the Declaration of Trust. The amendment set forth above is made without action by the shareholders of the Trust, pursuant to the Declaration of Trust, Section 8-501(e) of the Maryland REIT Law and Section 2-605 of the Maryland General Corporation Law (“MGCL”).

THIRD: The amendment is limited to a change expressly authorized by Section 2-605 of the MGCL and information required by Section 2-607(b) of the MGCL was not changed by the amendment.

FOURTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to the Declaration of Trust to be the act of the Trust and, as to all matters and facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: These Articles of Amendment shall be effective at 12:01 A.M. (EST) on November 12, 2012.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to on its behalf by its Secretary on this 8th day of November, 2012.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ David M. Brain
Name: David M. Brain
Title: President and Chief Executive Officer

ATTEST:

By:	/s/ Neil E. Sprague
Name: Neil E. Sprague
Title: Secretary